Exhibit 99.1

Moody’s Corporation Reports Results for Third Quarter 2011

  3Q11 revenue up 4% to $531.3 million
  3Q11 operating income up 4% to $196.1 million
  Reported 3Q11 EPS of $0.57 down 2% from 3Q10
  Reaffirming FY 2011 EPS guidance range of $2.38 to $2.48; expecting to be at the upper end of the range

NEW YORK--(BUSINESS WIRE)--October 27, 2011--Moody’s Corporation (NYSE: MCO) today announced results for the third quarter 2011.

Summary of Results for Third Quarter 2011

Moody’s reported revenue of $531.3 million for the three months ended September 30, 2011, an increase of 4% from $513.3 million for the third quarter of 2010. Operating income for the quarter was $196.1 million, a 4% increase from $188.9 million for the same period last year. Diluted earnings per share were $0.57 for the third quarter of 2011, including $0.03 from the favorable resolution of a state tax matter.

"Despite difficult debt issuance conditions, Moody’s achieved year-on-year revenue and operating income growth in the third quarter of 2011, with strong performance by Moody’s Analytics offsetting a modest revenue decline at Moody’s Investors Service," said Raymond McDaniel, Chairman and Chief Executive Officer of Moody’s. "Though volatile market conditions in the U.S. and Europe may continue, we are reaffirming our 2011 EPS guidance of $2.38 to $2.48 and we expect to be at the upper end of the range.”

Third Quarter Revenue

For Moody’s Corporation overall, global revenue of $531.3 million increased 4% from the third quarter of 2010. Excluding the favorable impact of foreign currency translation, revenue grew 1 percent. U.S. revenue of $274.3 million for the third quarter of 2011 decreased 1% from the third quarter of 2010, while revenue generated outside the U.S. of $257.0 million increased 9% from the prior-year period. Revenue generated outside the U.S. represented 48% of Moody’s total revenue for the quarter, up from 46% in the year-ago period.

Global revenue for Moody’s Investors Service (“MIS”) for the third quarter of 2011 was $351.4 million, a decrease of 2% from the prior-year period. Excluding the impact of foreign currency translation, revenue was down 5 percent. U.S. revenue of $198.8 million for the third quarter of 2011 decreased 4% from the third quarter of 2010. Outside the U.S., revenue of $152.6 million increased 1% from the year-ago period.

Within MIS, global corporate finance revenue of $129.0 million in the third quarter of 2011 was down 11% from the same quarter of 2010 reflecting weaker issuance primarily in speculative grade bonds. Corporate finance revenue was down 11% in the U.S. and 10% outside the U.S.

Global structured finance revenue totaled $82.0 million for the third quarter of 2011, an increase of 17% from a year earlier. U.S. structured finance revenue grew 20% from the year-ago period, primarily due to strength in commercial real estate. Non-U.S. structured finance revenue increased 14%, driven primarily by European covered bonds.

Global financial institutions revenue of $72.1 million in the third quarter of 2011 decreased 2% compared to the prior-year period. U.S. financial institutions revenue declined 1%, while non-U.S. revenue fell 3 percent.

Global public, project and infrastructure finance revenue was $68.3 million for the third quarter of 2011, a decrease of 2% from the third quarter of 2010. U.S. revenue declined 8% from the prior-year period reflecting lower project and infrastructure finance. Non-U.S. revenue grew 13%, primarily due to gains in infrastructure finance.

Global revenue for Moody’s Analytics (“MA”) for the third quarter of 2011 was $179.9 million, up 16% from the third quarter of 2010. The impact of foreign currency translation was negligible. Revenue from research, data and analytics of $115.3 million increased by 9% from the prior-year period and risk management software revenue of $47.9 million grew 12 percent. Professional services revenue of $16.7 million more than doubled from the prior-year period, primarily reflecting the acquisition of CSI Global Education in November 2010.

In the U.S., MA revenue of $75.5 million for the third quarter of 2011 increased 6% from the prior-year period. Outside the U.S., revenue of $104.4 million grew 24% as compared with the same quarter of 2010.

Third Quarter Expenses

Third quarter 2011 expenses for Moody’s Corporation of $335.2 million were 3% higher than in the prior-year period. Excluding the impact of foreign currency translation, expenses grew 1 percent. Moody’s reported operating margin for the third quarter of 2011 was 36.9%, essentially flat to the third quarter of 2010.

Moody’s effective tax rate was 28.5% for the third quarter of 2011, compared with 24.4% for the prior-year period. The increase in the effective tax rate was primarily due to a tax benefit associated with foreign earnings in 2010, partially offset by a tax benefit from the settlement of state tax audits in the current period.

Year-to-Date Results

Moody’s Corporation revenue for the first nine months of 2011 totaled $1,713.6 million, an increase of 17% from $1,467.7 million for the same period of 2010. Excluding the impact of foreign currency translation, revenue growth was 15 percent. Revenue at Moody’s Investors Service totaled $1,202.0 million for the first nine months of 2011, an increase of 18% from the prior-year period. Moody’s Analytics revenue rose 15% from the first nine months of 2010 to $511.6 million.

Moody’s Corporation expenses for the first nine months of 2011 were $997.3 million, 12% higher than a year ago. Excluding the impact of foreign currency translation, expenses for the first nine months of 2011 grew 9 percent. Moody’s Corporation operating income for the first nine months of 2011 was $716.3 million, an increase of 24% from $576.2 million for the same period of 2010. The impact of foreign currency translation on operating income was negligible. Diluted earnings per share of $2.06 for the first nine months of 2011 included a legacy tax benefit of $0.03, as well as other tax benefits totaling $0.09. Excluding legacy tax benefits in both periods, diluted earnings per share of $2.03 for the first nine months of 2011 increased 32% from $1.54 for the first nine months of 2010.

Capital Allocation and Liquidity

During the third quarter of 2011, Moody’s repurchased 6.8 million shares and issued 0.1 million shares under employee stock-based compensation plans. Outstanding shares as of September 30, 2011 totaled 222.0 million, representing a 5% decline from a year earlier. As of September 30, 2011, Moody’s had $0.9 billion of share repurchase authority remaining under its current program. At quarter-end, Moody’s had $1.2 billion of outstanding debt and $1.0 billion of additional debt capacity available under its revolving credit facility. At quarter-end, total cash and cash equivalents were $854.2 million, an increase of $60.5 million from a year earlier.

Assumptions and Outlook for Full-Year 2011

Moody’s outlook for 2011 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, and consumer borrowing and securitization. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ from these assumptions, Moody’s results for the year may differ materially from the current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates.

Moody’s is reaffirming its EPS guidance for the full-year 2011 and expects to be at the upper end of the range. For Moody’s overall, the Company now expects full-year 2011 revenue to grow in the low-double-digit percent range. Full-year 2011 expenses are now projected to increase in the high-single-digit percent range. Full-year 2011 operating margin is now projected to be approximately 39%, due to the planned increase in expenses and lower expected revenue in the fourth quarter. The effective tax rate is now expected to be approximately 31 percent. Share repurchase remains subject to available cash flow and other capital allocation decisions. The Company still expects diluted earnings per share for full-year 2011 in the range of $2.38 to $2.48 but expects to be at the upper end of the range.

For the global MIS business, revenue for full-year 2011 is now expected to increase in the high-single-digit percent range. Within the U.S., MIS revenue is now expected to increase in the mid-single-digit percent range, while non-U.S. revenue is now projected to increase in the low-teens percent range. Corporate finance revenue is now forecasted to grow in the low-double-digit percent range. Revenue from structured finance is now projected to increase in the mid-teens percent range. Financial institutions is now forecasted to increase in the mid-single-digit percent range, while public, project and infrastructure finance revenue is still expected to be about flat.

For Moody’s Analytics, full-year 2011 revenue is still expected to increase in the low-double-digit percent range. Revenue growth is still projected in the mid-single-digit percent range for research, data and analytics and in the low- to mid-single-digit percent range for risk management software. Professional services revenue is still projected to more than double, primarily reflecting revenue from the late 2010 acquisition of CSI Global Education and very strong performance in the risk management advisory business. MA revenue is now expected to increase in the high-single-digit percent range in the U.S. and in the mid-teens percent range outside the U.S.

Conference Call

A conference call to discuss third quarter 2011 results will be held this morning, October 27, 2011, at 11:30 a.m. Eastern Time. Individuals within the U.S. and Canada can access the call by dialing 1-800-289-0722. Other callers should dial +1-913-905-3198. Please dial into the call by 11:20 a.m. Eastern Time. The passcode for the call is “Moody’s Corporation.”

The teleconference will be webcast with a slide presentation and can be accessed on Moody's Investor Relations website, http://ir.moodys.com, until 11:59 p.m. Eastern Time, November 25, 2011.

A replay of the teleconference will be available from 3:30 p.m. Eastern Time, October 27, 2011 until 11:59 p.m. Eastern Time, November 25, 2011. The replay can be accessed from within the U.S. and Canada by dialing 888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 9202906.

*****

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The Corporation, which reported revenue of $2.0 billion in 2010, employs approximately 4,700 people worldwide and maintains a presence in 27 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2011 and other forward-looking statements in this release are made as of October 27, 2011, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt securities issued, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the economic slowdown; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; both proposed and recently adopted U.S., foreign, state and local legislation and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; regulations relating to the oversight of credit rating agencies; provisions in the Dodd-Frank Act modifying pleading and liability standards applicable to credit rating agencies in a manner adverse to rating agencies; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of credit rating agencies; the possible loss of key employees; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate acquired businesses; a decline in the demand from financial institutions for credit risk management tools; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2010 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody's Corporation
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Amounts in millions, except per share amounts	2011	2010	2011	2010

Revenue	$531.3	$513.3	$1,713.6	$1,467.7

Expenses:
Operating	171.0	153.7	502.3	423.9
Selling, general and administrative	145.0	152.2	436.4	418.5
Restructuring	0.2	0.4	0.1	-
Depreciation and amortization	19.0	18.1	58.5	49.1
Total expenses	335.2	324.4	997.3	891.5

Operating income	196.1	188.9	716.3	576.2
Non-operating (expense) income, net
Interest (expense) income, net	(12.9)	(12.8)	(45.2)	(35.1)
Other non-operating (expense) income, net	1.6	5.3	13.1	0.7
Total	(11.3)	(7.5)	(32.1)	(34.4)
Income before provision for income taxes	184.8	181.4	684.2	541.8
Provision for income taxes	52.7	44.2	204.3	167.3
Net income	132.1	137.2	479.9	374.5
Less: net income attributable to noncontrolling interests	1.4	1.2	4.7	4.1
Net income attributable to Moody's Corporation	$130.7	$136.0	$475.2	$370.4

Earnings per share attributable to Moody's common shareholders
Basic	$0.58	$0.58	$2.09	$1.57
Diluted	$0.57	$0.58	$2.06	$1.56

Weighted average number of shares outstanding
Basic	226.0	234.3	227.7	235.5
Diluted	229.0	235.7	230.7	237.1

Moody's Corporation
Supplemental Revenue Information (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Amounts in millions	2011	2010	2011	2010

Moody's Investors Service
Corporate Finance	$129.0	$144.9	$510.9	$399.2
Structured Finance	82.0	70.1	257.7	214.7
Financial Institutions	72.1	73.6	228.1	213.0
Public, Project and Infrastructure Finance	68.3	69.6	205.3	195.4
Intersegment royalty	16.8	15.5	49.0	46.3
Sub-total MIS	368.2	373.7	1,251.0	1,068.6
Eliminations	(16.8)	(15.5)	(49.0)	(46.3)
Total MIS revenue	351.4	358.2	1,202.0	1,022.3

Moody's Analytics
Research, Data and Analytics	115.3	106.0	335.9	315.8
Risk Management Software	47.9	42.8	127.5	115.3
Professional Services	16.7	6.3	48.2	14.3
Intersegment license fee	2.6	2.3	7.8	7.0
Sub-total MA	182.5	157.4	519.4	452.4
Eliminations	(2.6)	(2.3)	(7.8)	(7.0)
Total MA revenue	179.9	155.1	511.6	445.4

Total Moody's Corporation revenue	$531.3	$513.3	$1,713.6	$1,467.7

Moody's Corporation revenue by geographic area

United States	$274.3	$278.3	$890.7	$794.4
International	257.0	235.0	822.9	673.3

	$531.3	$513.3	$1,713.6	$1,467.7

Moody's Corporation
Consolidated Interest (Expense) / Income, Net (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Amounts in millions	2011	2010	2011	2010

Interest (expense) / income:
Expense on borrowings	$(16.2)	$(14.0)	$(48.9)	$(35.4)
Income	1.6	0.8	3.9	1.9
Legacy Tax (a)	-	-	3.7	2.5
UTPs and other tax related liabilities	0.9	(0.2)	(6.1)	(5.3)
Interest capitalized	0.8	0.6	2.2	1.2
Total interest (expense) income, net	$(12.9)	$(12.8)	$(45.2)	$(35.1)

(a) The 2011 amount represents a reversal of $2.8 million of accrued interest expense relating to the favorable resolution of a Legacy Tax Matter and $0.9 million of interest income related to a pre-spinoff tax year. The 2010 amount represents interest income related to the favorable settlement of Legacy Tax Matters.

Moody's Corporation
Selected Consolidated Balance Sheet Data (Unaudited)

	September 30,	December 31,
	2011	2010
Amounts in millions

Cash and cash equivalents	$854.2	$659.6
Short-term investments	13.3	12.7
Total current assets	1,360.0	1,343.0
Non-current assets	1,161.3	1,197.3
Total assets	2,521.3	2,540.3
Total current liabilities	834.9	933.8
Total debt (1)	1,244.0	1,239.6
Other long-term liabilities	659.7	676.6
Total shareholders' deficit	(174.2)	(298.4)
Total liabilities and shareholders' deficit	2,521.3	2,540.3

Actual number of shares outstanding	222.0	230.8

	September 30,	December 31,
(1) Total debt consists of the following:	2011	2010
Series 2005-1 Notes due 2015 (a)	308.0	296.3
Series 2007-1 Notes due 2017	300.0	300.0
2008 Term Loan due 2013 (b)	138.8	146.3
2010 Senior Notes due 2020 (c)	497.2	497.0
Total debt (d)	$1,244.0	$1,239.6

(a) Includes an $8.0 million and ($3.7) million fair value adjustment on an interest rate hedge at September 30, 2011 and December 31, 2010, respectively

(b) Various payments through 2013

(c) Represents $500 million of 5.5% publicly traded Senior Notes which mature on September 1, 2020; the notes were offered to the public at 99.374% of the face amount

(d) Of the total debt shown in the table above, $43.1 million and $11.3 million are classified within total current liabilities at September 30, 2011 and December 31, 2010, respectively, and consist of the current portion of borrowings under the 2008 Term Loan

Moody's Corporation
Reconciliation to Non-GAAP Financial Measures (Unaudited)

	Nine Months Ended September 30,
Amounts in millions, except per share amounts	2011				2010
	As Reported	Restructuring (a)	Legacy Tax (b)	Non-GAAP Financial Measures*	As Reported	Legacy Tax (b)	Non-GAAP Financial Measures*
Total expenses	$997.3	$(0.1)	$-	$997.2	$891.5	$-	$891.5
Operating income	$716.3	$0.1	$-	$716.4	$576.2	$-	$576.2
Interest (expense), income, net	$(45.2)	$-	$(0.9)	$(46.1)	$(35.1)	$(2.5)	$(37.6)
Other non-operating (expense) income, net	$13.1	$-	$(6.4)	$6.7	$0.7	$-	$0.7
Provision for income taxes	$204.3	$-	$(0.3)	$204.0	$167.3	$2.1	$169.4
Net income attributable to Moody's Corporation	$475.2	$0.1	$(7.0)	$468.3	$370.4	$(4.6)	$365.8

Earnings per share attributable to Moody's common shareholders
Basic	$2.09	$-	$(0.03)	$2.06	$1.57	$(0.02)	$1.55
Diluted	$2.06	$-	$(0.03)	$2.03	$1.56	$(0.02)	$1.54

*In addition to its reported results, Moody’s has included in the table above adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results. May not add due to rounding.

The tables above show Moody's consolidated results for each of the nine month periods ended September 30, 2011 and 2010, adjusted to exclude the impact of the following:

(a) To exclude minor adjustments related to both the 2009 and 2007 restructuring charges; additionally, includes the tax impacts of the aforementioned adjustments

(b) To exclude benefits relating to the resolution of certain legacy tax matters

CONTACT:
Media Contact:
Michael Adler
Vice President
Corporate Communications
212-553-4667
michael.adler@moodys.com
or
Investor Relations Contact:
Salli Schwartz
Global Head of Investor Relations
212-553-4862
sallilyn.schwartz@moodys.com